Exhibit 99.1

Bellicum Reports Second Quarter 2020 Financial Results and Provides Operational Update
Received FDA IND clearance to initiate Phase 1/2 clinical trial for BPX-603 for HER2+ solid tumors
Initial data for BPX-601 cohort 5C to be presented at a medical meeting by the end of 2020
Management to host conference call and webcast today at 5 p.m. ET / 2 p.m. PT
HOUSTON, August 6, 2020 --- Bellicum Pharmaceuticals, Inc. (NASDAQ: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the second quarter 2020 and provided an operational update.

“Bellicum continued to make significant progress in the second quarter, highlighted by FDA clearance of our IND for BPX-603, our first dual-switch Go-CAR-T® product candidate to enter clinical development,” said Rick Fair, President and Chief Executive Officer of Bellicum. “We expect to be entering a period of accelerated news flow for our company with multiple data readouts planned in the next 24 months, starting in the fourth quarter with our initial presentation of the BPX-601 Phase 1 cohort 5C with repeat rimiducid.”
Program Highlights and Current Updates

BPX-601 GoCAR-T®
•Bellicum continues to enroll patients in cohort 5C of the BPX-601 clinical trial in second-line metastatic pancreatic cancer to evaluate the safety of repeat rimiducid dosing to re-activate BPX-601 cells over time. Bellicum plans to present interim results for this cohort at a medical meeting by the end of the year. The study has experienced modest enrollment delays and data collection issues related to the COVID-19 pandemic which may impact the number of patients, duration of follow-up and data to be presented.

•In addition, Bellicum has submitted an amendment to the FDA to modify the BPX-601 trial by: (1) expanding eligibility to third-line pancreatic cancer patients; (2) extending dose escalation of BPX-601 cells to 1x107 cells/kg; and (3) opening a cohort in relapsed metastatic castration-resistant prostate cancer. The company expects to begin enrolling under this amended protocol later this year.

BPX-603 GoCAR-T
•In June 2020, Bellicum received clearance from the U.S. Food and Drug Administration (FDA) of its investigational new drug application (IND) for BPX-603. BPX-603 is a GoCAR-T product candidate targeting solid tumors that express human epidermal growth factor receptor 2 (HER2). BPX-603 is the company’s first dual-switch GoCAR-T product candidate, which incorporates both the company’s iMC activation and CaspaCIDe® safety switch technologies and the company plans to initiate a Phase 1/2 basket trial in solid tumors that express HER2 later this year.

Exhibit 99.1

BCMA GoCAR-NK™ Program
•In May 2020, preclinical data from Bellicum’s GoCAR-NK cell program was published in the digital edition of Blood Advances, a journal published by The American Society of Hematology, illustrating that the incorporation of iMC into CAR-NK cells was found to improve cell proliferation and persistence, stimulate cytokine production, and enhance innate cytotoxicity against tumor cells in multiple models. Preclinical development activities are continuing for Bellicum’s GoCAR-NK program targeting B-cell maturation antigen, or BCMA, for the treatment of multiple myeloma. Management expects to present additional preclinical data for this program by the end of 2020.

Corporate Highlights

•In April 2020, Bellicum closed a transaction in which The University of Texas MD Anderson Cancer Center acquired Bellicum’s approximately 60,000-square-foot Houston facility, including manufacturing, office and laboratory space, for $15.0 million. Concurrent with this transaction, Bellicum partially repaid approximately $7.0 million of its Oxford Finance debt obligations.

Second Quarter 2020 Financial Results
R&D Expenses: Research and development (R&D) expenses were $11.8 million and $22.2 million for the three and six months ended June 30, 2020, respectively, compared to $20.0 million and $36.9 million for the three and six months ended June 30, 2019, respectively. The reduction in expenses in the second quarter and first half of 2020 resulted primarily from reduced expenses related to reduced rivo-cel related activities, reduced expenses resulting from the manufacturing facility sale and the reduction in force implemented during the second half of 2019, partially offset by an increase in expenses related to the GoCARTM programs.

G&A Expenses: General and administrative (G&A) expenses were $3.8 million and $7.9 million for the three and six months ended June 30, 2020, respectively, compared to $7.5 million and $15.1 million for the three and six months ended June 30, 2019, respectively. The reduction in expenses during the second quarter and first half of 2020 relative to the comparable period in 2019 was primarily due to the reduction in rivo-cel related commercialization activities as well as the effects of the reduction in force that reduced employee-related charges.

Loss from Operations: Bellicum reported a loss from operations of $11.8 million and $26.4 million for the three and six months ended June 30, 2020, respectively, compared to a loss from operations of $26.2 million and $50.0 million for the three and six months ended June 30, 2019, respectively. The results for the three and six months ended June 30, 2020 included a net gain on dispositions of $3.8 million due to the manufacturing facility sale. Cash used in operating activities was $30.5 million for the six months ended June 30, 2020, compared to cash used in operating activities of $46.0 million for the six months ended June 30, 2019.

Net Loss: Bellicum reported net loss of $43.2 million and $25.6 million for the three and six months ended June 30, 2020, respectively, compared to a net loss of $26.9 million and $51.5 million for the three and six months ended June 30, 2019, respectively. The results included a non-cash loss of $30.7 million and non-cash gain of $2.1 million related to the change in fair value of warrant and private placement option liability for the three and six months ended June 30, 2020, respectively.
Shares Outstanding: As of June 30, 2020, Bellicum had 5,059,779 shares of common stock and 534,000 shares of preferred stock outstanding. Each share of preferred stock can be converted into 10 shares of common stock.

Exhibit 99.1

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $68.0 million as of June 30, 2020, compared to $93.8 million as of December 31, 2019. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second half of 2021. Management expects cash utilization of $55 to $65 million in 2020.

Potential Milestones

Below is a summary of notable anticipated milestones for our ongoing programs:

BPX-601
•Initial Phase 1 cohort 5C data (repeat rimiducid) – pancreatic cancer: Q4’20
•Phase 1/2 data update – pancreatic cancer: 2H’21
•Initial Phase 1/2 data – prostate cancer: 2022

BPX-603
•Initiate Phase 1/2 trial: 2H’20
•Initial Phase 1 data: 2H’21
•Phase 1 data update: 2022

BCMA GoCAR-NK
•Preclinical data update: Q4’20
•Preclinical data update: 2H’21
•IND clearance: 2022

Conference Call and Webcast

Bellicum’s management will host a webcast and conference call today at 5 p.m. ET / 2 p.m. PT, August 6, 2020, to discuss the financial results for the second quarter 2020 and provide a corporate update. The live call may be accessed by dialing (800) 920-0677 for domestic callers and (212) 231-2908 for international callers. A live webcast of the call will be available from the Investors and Media section of the company’s website at www.bellicum.com and a replay will be available shortly after the live event.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and CAR-NK cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities and expectations regarding presenting data for our BPX-601, BPX-603, GoCAR-NK and other cell therapy programs, our ability to enroll patients and generate meaningful clinical data in our ongoing GoCAR clinical programs; whether we will be able to amend the ongoing BPX-601 protocol to treat additional patient populations including patients with prostate cancer; our ability to initiate a clinical trial in BPX-603, including site selection and start-up; our ability to make additional progress on the nonclinical development of the BCMA-GoCAR-NK candidate; the potential impact of the COVID-19 on enrollment in clinical trials and other aspects of our business; our expected cash runway; and the anticipated milestones identified above. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended March 31, 2020 and our annual report on Form 10-K the year ended December 31, 2019. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(Unaudited; in thousands)

	June 30,	December 31,
	2020	2019
Current Assets:
Cash and cash equivalents	$66,408	$91,028
Restricted cash, current	87	2,788
Accounts receivable, interest and other receivables	127	303
Prepaid expenses and other current assets	1,528	884
Assets held for sale	—	16,851

Non-Current Assets:
Operating lease right-of-use assets	869	1,042
Property and equipment, net	1,615	2,529
Restricted cash, non-current	1,500	—
Other assets	341	825
Total assets	$72,475	$116,250

Current Liabilities:
Accounts payable	$2,486	$2,643
Accrued expenses and other current liabilities	7,108	9,770
Warrant derivative liability	28,183	52,184
Private placement option liability	33,970	12,094
Current portion of long-term debt	6,390	11,000
Current portion of lease liabilities	491	454
Liabilities held for sale	—	6,273

Long-Term Liabilities:
Long-term debt, net of deferred issuance costs	20,715	25,717
Long-term lease liabilities	609	864

Preferred stock	21,308	21,468
Total stockholders' deficit	(48,785)	(26,217)
Total liabilities, preferred stock and stockholders' deficit	$72,475	$116,250

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(Unaudited; in thousands, except share and per share amounts)
	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019

Grant Revenues	$—	$1,391	$—	$1,907

Operating Expenses:
Research and development	11,758	20,032	22,206	36,880
General and administrative	3,761	7,518	7,932	15,054
Total operating expenses	15,519	27,550	30,138	51,934
Gain on dispositions, net	(3,761)	—	(3,761)	—
Loss from operations	(11,758)	(26,159)	(26,377)	(50,027)
Interest income	28	311	382	721
Interest expense	(763)	(1,088)	(1,748)	(2,158)
Change in fair value of warrant and private placement option liabilities	(30,701)	—	2,125	—
Net loss	$(43,194)	$(26,936)	$(25,618)	$(51,464)

Net loss per common share attributable to common shareholders, basic and diluted	$(8.55)	$(5.85)	$(5.08)	$(11.40)

Weighted-average shares outstanding, basic and diluted	5,052,234	4,605,234	5,045,965	4,515,311

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke ICR
858-356-5932
Robert.uhl@westwicke.com